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                                                                  Exhibit (b)(6)

                                 NORTHERN FUNDS
                          (A DELAWARE STATUTORY TRUST)

                             BY-LAW AMENDMENT NO. 5
                              ADOPTED JUNE 20, 2006

                                   ARTICLE XI

                          MULTI-MANAGER SERIES TRUSTEES

     Subject to the qualifications and exceptions set forth in the resolutions adopted by the Board of Trustees on June 20, 2006 with respect to the Multi-Manager Series of Funds (the "Resolutions"), the powers of the Trustees described in the foregoing Articles with respect to the Multi-Manager Series (as defined in the Resolutions) and the shareholders of the Multi-Manager Series shall be reserved for the Multi-Manager Series Trustees, to the exclusion of any other Trustee of the Trust, but only with respect to the Multi-Manager Series; and the Multi-Manager Series Trustees shall have no power or authority with respect to any other Series or Class that is not a Multi-Manager Series.

     If an action is taken by one or more Multi-Manager Series Trustees with respect to a matter that adversely affects the Trust or one or more Series of the Trust, no such action shall be effective with respect to the Trust or the applicable Series (other than a Multi-Manager Series) without the approval of a majority of the Board of Trustees.

     This Article XI may not, without the affirmative vote of the holders of a majority of outstanding shares of the applicable Multi-Manager Series, amend or otherwise supplement this Article XI or amend and restate these By-laws to reduce the rights, duties, powers, authorities and responsibilities of the Multi-Manager Series Trustees granted under the Resolutions; provided, however, nothing herein shall be deemed to prohibit the Board of Trustees from taking any of the foregoing actions (without having to obtain a shareholder vote or approval of any Multi-Manager Series Trustee) to the extent such action would not violate the 1940 Act.